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                           [WESTERN ASSET LETTERHEAD]





April 20, 1998


Dear (Addressee):


As you know, we are making some meaningful changes to the Western Asset Trust
(WAT). We would be appreciative of your help during this process as it involves your clients both as shareholders and participants.

First, we need to put our new structure in place. For that, there will be a special shareholder meeting on May 21. At that time, approval will be sought for the various changes needed to effect the transformation into the new LM Institutional Fund Advisors format.

Enclosed is the package of material being sent today to current WAT clients. As the fund's shareholders, they need to review the documents and then vote via the proxy they have received. Your encouragement of their going through this process expeditiously would be greatly appreciated as each client's vote is needed for us to get underway.

Second, once the new format is in place, we should then review with each client, as a fund participant, whether any changes in fund allocations might be in order. As the proxy statement discloses, the new format will contain several new types of funds not previously offered in the WAT family. We would propose to work together with you to be sure clients are positioned optimally within the new structure.

Please call if we can provide any additional information.


Sincerely,